United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2011

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)

Registrant's telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 16, 2011, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (the "Company"), entered into an employment agreement (the "Agreement") with Michael Gavin Isaacs, age 46, to serve as the Company's Chief Executive Officer beginning April 1, 2011.  Mr. Isaacs has served as Executive Vice President and Chief Operating Officer of Bally Technologies since September 2006 and prior to that held senior roles at Aristocrat Leisure Limited.  The term of Mr. Isaac's employment is from April 1, 2011 through March 31, 2014, although the Company may terminate his employment at any time for any reason or for no reason.  Mr. Isaacs' annual base salary is $500,000.  Pursuant to the Agreement, Mr. Isaacs is entitled to participate in any bonus programs for the Company's executive officers as well as any individual performance bonus program authorized by the Company's Board of Directors (the "Board"). Effective for fiscal year 2011, Mr. Isaacs is eligible for an annual cash bonus with a target bonus of no less than 50% of his annual base salary.  The Agreement also provides that, no later than the first Board meeting after April 1, 2011, the Board shall appoint Mr. Isaacs as a member of the Board.

Under the Agreement, Mr. Isaacs was awarded options to purchase 100,402 shares of common stock (with an exercise price of $9.50 per share) and was awarded 52,632 restricted stock units.  The options and the restricted stock units each vest over a four-year period and the options expire ten years after grant.

In the event of any termination of Mr. Isaacs' employment with the Company without cause, for good reason, or if the employment period expires and the Company does not renew or extend Mr. Isaacs' employment on terms substantially equal to or better than those set forth in the Agreement, then, Mr. Isaacs shall receive (i) accrued annual base salary earned but not yet paid through the termination date, (ii) severance amount equal to one-half year's annual base salary paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company, (iii) a lump sum amount equal to his accrued vacation days, and (iv) in exchange for the restrictive covenants contained in the Agreement, an amount equal to one-half year's annual base salary paid over a twelve month period in equal installments in accordance with the normal payroll practices of the Company.  In addition, through the earlier of (i) twelve months from the termination date or the maximum number of months that COBRA coverage is available by law, whichever is less, or (ii) Mr. Isaacs' date of employment by a subsequent employer, the Company shall pay the premiums for Mr. Isaacs' (and his spouse's and dependents' if applicable) COBRA coverage.  The Agreement also provides that in the event the Company restates its earnings, then Mr. Isaacs shall be required to immediately repay to the Company any bonus amount paid in excess of that supported by the restated earnings.

In the event of Mr. Isaacs' death or disability (as defined in the Agreement), Mr. Isaacs or his estate shall receive a lump sum payment equal to his annual base salary earned but not yet paid through the termination date, six months of his annual base salary, and his accrued vacation days.  In such event, the Company will pay six months health coverage for him, his spouse and dependents, and any disability or life insurance benefits.  In addition, all of Mr. Isaacs' equity shall accelerate and immediately vest.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships among and between Mr. Isaacs and any director or executive officer of the Company.  With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Isaacs and the Company that would be required to be reported.

David Lopez, who has been serving as the Company's interim Chief Executive Officer and Chief Operating Officer, will continue to serve as the Company's Chief Operating Officer following the commencement of Mr. Isaacs' employment on April 1, 2011.  Mr. Lopez will also continue to serve as a member of the Board.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1	Employment Agreement, effective as of March 16, 2011, between Shuffle Master, Inc. and Michael Gavin Isaacs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Shuffle Master, Inc.

Date: March 22, 2011	/s/ DAVID B. LOPEZ
David B. Lopez
Interim Chief Executive Officer